Exhibit 99.1

CEO Thomas Anthony Guerriero Announces Oxford City Football Club, Inc. (OTCQB:OXFC) Acquires All Of AlvaEDU's Assets In A $7 Million Dollar Equity Deal.

PR Newswire

CINCINNATI, Feb. 16, 2015

CINCINNATI, Feb. 16, 2015 /PRNewswire/ -- Oxford City Football Club, Inc. (OTCQB: OXFC) is a diversified holding company, which manages a controlling interest in a number of portfolio companies, across a spectrum of sectors (Sports, Education, Media & Entertainment, Real Estate & Property Management). The Company's CEO, Thomas Anthony Guerriero, a Harvard Graduate and a veteran value investor, leads the company utilizing his proprietary vertical integration financial model in managing these portfolio companies. The Company believes it is strategically positioned to implement this vertical integration financial model incorporating all its divisions towards future growth.

With the acquisition of AlvaEDU's assets and IP, the Company will acquire a world leader in education technology. The definitive agreement associated with the acquisition is subject to closing conditions, including an AlvaEDU shareholder vote.

AlvaEDU is focused on improving higher education through technology. They work closely with universities to combine quality educational content with state-of-the-art technologies to achieve real results in the real world. Some of their education technology solutions include: graphic samples, course development services, videography, curriculum development services, tablet development, and interactive exercise development.

AlvaEDU's advanced mobile technologies also create engaging learning environments that are extremely user-friendly—for both the instructors and students. They can be delivered in a traditional learning management system or our proprietary cloud platform.

Mr. Guerriero said, "We are very excited about this acquisition of AlvaEDU. It provides Oxford City the technology necessary to potentially gain a significant market share in the education technology space. In addition, we feel strongly the relationships that AlvaEDU has with some of the leading Universities around the world, will benefit CIT University's efforts in forming a strategic partnership to deliver their proprietary degree programs, now and in the future."

ALVAEDU INFORMATIONAL VIDEO:  https://www.youtube.com/watch?v=tQ2qLb6FG9o

ABOUT ALVAEDU

AlvaEDU is focused on improving higher education through technology. They have a passion for student success and a total commitment to our partner universities.

At AlvaEDU they work closely with universities to combine quality educational content with state-of-the-art technologies to achieve real results in the real world. Some of our education technology solutions include: graphic samples, course development services, videography, curriculum development services, tablet development, and interactive exercise development.

AlvaEDU's advanced mobile technologies also create engaging learning environments that are extremely user-friendly—for both the instructors and students. They can be delivered in a traditional learning management system or our proprietary cloud platform.

AlvaEDU Founder, Tim Loudermilk is a successful serial entrepreneur in education technology. He began his career at Procter and Gamble in technology and in marketing.  After leaving P&G, Tim led two of the most successful businesses in the education market—CollegeView (now known as Hobsons) and Trivantis. As CEO, Tim guided these companies from start-up to profitability and market leadership. Tim created Lectora Publisher, the leading corporate authoring tool for the development of online learning.  Lectora is used by over 1,800 of the largest companies in over 60 countries.

Trivantis was also recognized in Entrepreneur Magazine's Hot 100 America's Fastest Growing Businesses. His projects have been featured in Fortune, Businessweek, the Inc. 5,000, and on CNN.

ABOUT OXFORD CITY (OTCQB:OXFC)

Oxford City is a diversified holding company, which manages a controlling interest in a number of portfolio companies, across a spectrum of sectors (Sports, Education, Media & Entertainment, Real Estate & Property Management). The Company's CEO, Thomas Anthony Guerriero, a Harvard Graduate and a veteran value investor, leads the company utilizing his proprietary vertical integration financial model in managing these portfolio companies. The Company believes it is strategically positioned to implement this vertical integration financial model incorporating all its divisions towards future growth.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21B of the Securities and Exchange Act of 1934, as amended. Readers are cautioned not place undue reliance on these forward-looking statements, which are only predictions and only speak as of the date hereof. Forward-looking statements usually contain the words "estimate," "anticipate," "believe," "plan," "expect," or similar expressions and are subject to numerous known and unknown risks and uncertainties. These risks and uncertainties could cause the Company's actual results to differ materially those indicated in the forward-looking statements. Investors are encouraged to carefully review regulatory filings prior to investment consideration. Past performance is no guarantee of future success or that there cannot be losses or business interruption. The Company is in a rapid growth sector that may or may not continue to grow in the future and therefore poses risks that may be different than other investments. Management regularly provides news and additional information believed to be true and accurate at the time of dissemination but has no requirement to modify, comment or change in the future should circumstance change or information prove to be inaccurate for any reason. Additionally, the Company makes every effort to comply with all applicable laws.

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SOURCE Oxford City Football Club, Inc.